Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 4, 2022, except for the effects of the reverse share split described in Note 2, as to which the date is June 30, 2022, with respect to the consolidated financial statements of ProMIS Neurosciences Inc. included in the Registration Statement on Form 10 (No. 001-41429), filed with the Securities and Exchange Commission on June 22, 2022, as amended on June 30, 2022 and July 1, 2022.

/s/ BAKER TILLY US, LLP

Tewksbury, Massachusetts

September 7, 2022